                    Exhibit 99.1

Shoals Technologies Group, Inc. Reports Financial Results for Second Quarter 2024
–Quarterly Revenue of $99.2 million –
–Gross Margin of 40.3% –
–Net Income of $11.8 million –
–Adjusted EBITDA of $27.7 million –
–Backlog and Awarded Orders Increased 18% Year-Over-Year to $642.3 million –
–Provides Third Quarter and Full Year 2024 Outlook –

PORTLAND, TN. – August 6, 2024 (GLOBE NEWSWIRE) – Shoals Technologies Group, Inc. (“Shoals” or the “Company”) (Nasdaq: SHLS), a leading provider of electrical balance of system (“EBOS”) solutions for the energy transition market, today announced results for its second quarter ended June 30, 2024.

“The second quarter was a busy one for Shoals, which included new commercial agreements, new product introductions, and the initiation of our first share repurchase program. The team executed well in the period, enabling Shoals to exceed our second quarter outlook. While we are not immune to the ongoing variability many are experiencing within our markets, we remain focused on what we can control and influence: expanding our offering, improving our operational capabilities, and taking exceptional care of our customers. The early results can be seen in backlog and awarded orders increasing by 18% year-over-year, to a record $642.3 million at the end of the quarter,” said Brandon Moss, CEO of Shoals.

“Looking ahead in the near-term, uncertainty and volatility resulting from the current political cycle, potential tariffs, and interest rates continues, and are impacting how developers are planning out their projects this year and next. For that reason, we are further adjusting our full-year outlook. However, we believe data center growth, the re-shoring of U.S. manufacturing, electrification of transportation, and increased weather volatility, will continue to drive meaningful load-growth in the coming years. Meeting the expected new demand will require more generation capacity and we expect solar to be a prime beneficiary. We believe the transformation you see occurring at Shoals today, will set us up exceptionally well to lead our markets in the coming years and we remain very excited about the opportunity ahead,” added Mr. Moss.

Second Quarter 2023 Financial Results
Revenue decreased 17%, to $99.2 million, compared to $119.2 million for the prior-year period, due to lower sales volumes primarily resulting from project delays.

Gross profit was $40.0 million, compared to $50.5 million in the prior-year period. Gross profit as a percentage of revenue was 40.3% compared to 42.4% in the prior-year period. The decline from the prior-year period was primarily due to higher labor costs and reduced leverage on fixed costs.

General and administrative expenses were $19.2 million, compared to $16.7 million during the same period in the prior year. This increase was primarily the result of planned increases in payroll expense due to higher headcount supporting growth and legal fees related to the patent infringement and wire insulation shrinkback matters.

Income from operations was $18.6 million, compared to $31.6 million during the prior-year period.

Net income was $11.8 million compared to $18.9 million during the prior-year period.

Net income attributable to Shoals Technologies Group, Inc. was $11.8 million compared to $18.9 million during the prior-year period. Basic and diluted net income per share was $0.07 compared to basic and diluted net income per share of $0.11 in the prior-year period.

Adjusted EBITDA* decreased $20.5 million to $27.7 million compared to $48.2 million for the prior-year period.

Adjusted net income* decreased $13.4 million to $17.8 million compared to $31.2 million during the prior-year period. Adjusted diluted earnings per share* were $0.10 compared to $0.18 in the prior-year period.

* A reconciliation of the Company’s non-GAAP measures to the most closely comparable U.S. generally accepted accounting principles (“GAAP”) measures are found within this release.

Backlog and Awarded Orders
The Company’s backlog and awarded orders as of June 30, 2024, were $642.3 million, representing a 18% increase compared to the prior-year period and a 4% sequential increase from March 31, 2024. The increase in backlog and awarded orders as compared to the prior-year period reflects traction with new customers, demand resulting from projects in 2025 and beyond, and robust growth in international markets, which comprises more than 12% of backlog and awarded orders.

Backlog represents signed purchase orders or contractual minimum purchase commitments with take-or-pay provisions and awarded orders are orders we are in the process of documenting a contract but for which a contract has not yet been signed.

Third Quarter 2024 Outlook
The Company is providing an outlook for the third quarter given the near-term uncertainty in the utility scale solar market, which has resulted in shifting order patterns. Based on current business conditions, business trends and other factors, for the quarter ending September 30, 2024, the Company expects:
•Revenue to be in the range of $95 to $105 million
•Adjusted EBITDA to be in the range of $25 to $30 million

Full Year 2024 Outlook
Based on current business conditions, business trends and other factors, for the full year 2024, the Company expects:
•Revenue to be in the range of $370 to $400 million
•Adjusted EBITDA* to be in the range of $96 to $110 million
•Adjusted net income* to be in the range of $62 to $76 million
•Cash Flow from operations to be in the range of $62 to $82 million
•Capital expenditures to be in the range of $15 to $20 million
•Interest expense to be in the range of $15 to $20 million

A reconciliation of Adjusted EBITDA guidance and Adjusted net income guidance, which are forward-looking measures that are non-GAAP measures, to the most closely comparable GAAP measures is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty in predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, amortization of intangible assets and the tax effect of such items, in addition to other items we have historically excluded from Adjusted EBITDA and Adjusted net income. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future.

Webcast and Conference Call Information
Company management will host a webcast and conference call on August 6, 2024 at 5:00 p.m. Eastern Time, to discuss the Company’s financial results.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investors.shoals.com.

The conference call can be accessed live over the phone by dialing 1-877-407-0789 (domestic) or +1-201-689-8562 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921 or for international callers, +1-412-317-6671. The access ID number for the replay is 13745188. The telephonic replay will be available until 11:59 p.m. Eastern Time on August 20, 2024.

About Shoals Technologies Group, Inc.
Shoals Technologies Group, Inc. is a leading provider of electrical balance of systems (EBOS) solutions for the energy transition market. Since its founding in 1996, the Company has introduced innovative technologies and systems solutions that allow its customers to substantially increase installation efficiency and safety while improving system performance and reliability. Shoals Technologies Group, Inc. is a recognized leader in the renewable energy industry whose solutions are deployed on over 62 GW of solar systems globally. For additional information, please visit: https://www.shoals.com.

Investor Relations Contact
Shoals Technologies Group, Inc.
Email: investors@shoals.com

Forward-Looking Statements
This report contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations; including our financial guidance for the third quarter of 2024 and for the full year ending December 31, 2024; expectations regarding the utility scale solar market and our share thereof; project delays; regulatory environment; pipeline and orders; business strategies; technology developments; financing and investment plans; warranty, litigation and liability accruals and estimates of loss or gains; litigation strategy and expected benefits or results from the current intellectual property and wire insulation shrinkback litigation; potential growth opportunities, including international growth, production and capacity at our plants; and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the key factors that could cause actual results to differ from our expectations include, among others, if demand for solar energy projects does not continue to grow or grows at a slower rate than we anticipate, including as a result of industry project delays, we may not be able to achieve our anticipated level of growth and our business will suffer; if we fail to accurately estimate the potential losses related to the wire insulation shrinkback matter, or fail to recover the costs and expenses incurred by us from the supplier, our profit margins, financial results, business and prospects could be materially adversely impacted; defects or performance problems in our products or their parts, including those related to the wire insulation shrinkback matter, could result in loss of customers, reputational damage and decreased revenue, and may have a material adverse effect on our business, financial condition and results of operations; we may experience delays, disruptions, quality control or reputational problems in our manufacturing operations in part due to our vendor concentration; if we or our suppliers face disputes with labor unions, we may not be able to achieve our anticipated level of growth and our business could suffer; if we fail to retain our key personnel and attract additional qualified personnel, or successfully integrate our new Chief Executive Officer, our business strategy and prospects could suffer; our products are primarily manufactured and shipped from our production facilities in Tennessee, and any damage or disruption at these facilities may harm our business; we may face difficulties with respect to the planned consolidation and relocation of our Tennessee-based manufacturing and distribution operations, and may not realize the benefits thereof; unsatisfactory safety performance may subject us to penalties, negatively impact customer relationships, result in higher operating costs, and negatively impact employee morale and turnover; the market for our products is competitive, and we may face increased competition as new and existing competitors introduce EBOS system solutions and components, which could negatively affect our results of operations and market share; current macroeconomic events, including high inflation, high interest rates, a potential recession, uncertainty surrounding the election cycle and geopolitical instability could impact our business and financial results; our industry has historically been cyclical and experienced periodic downturns; the interruption of the flow of raw materials from international vendors has disrupted our supply chain, including as a result of the imposition of additional duties, tariffs and other charges on imports and exports; we are subject to risks associated with legal proceedings and claims, including the patent infringement complaints that we filed with the U.S. International Trade Commission (the “ITC”) and two District Courts, the securities and derivative litigation initiated in 2024, and other legal proceedings and claims, which may or may not arise in the normal course of our business; if we fail to, or incur significant costs in order to, obtain, maintain, protect, defend or enforce our intellectual property and other proprietary rights, including those that are subject to the patent infringement complaints we filed with the ITC and two District Courts, our business and results of operations could be materially harmed; a loss of one or more of our significant customers, their inability to perform under their contracts, or their default in payment could harm or business and negatively impact revenue, results of operations, and cash flow; we may not repurchase all shares authorized for repurchase under our share Repurchase Program, we cannot guarantee that the Repurchase Program will enhance long-term stockholder value, and share repurchases could increase the volatility of the price of our Class A common stock; and our expansion outside the U.S. could subject us to additional business, financial, regulatory and competitive risks.

These and other important risk factors are described more fully in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission and could cause actual results to vary from expectations. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this report. You should read this report with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted Earnings per Share (“EPS”)

We define Adjusted Gross Profit as gross profit plus wire insulation shrinkback expenses. We define Adjusted Gross Profit Percentage as Adjusted Gross Profit divided by revenue. We define Adjusted EBITDA as net income plus (i) interest expense, net, (ii) income tax expense, (iii) depreciation expense, (iv) amortization of intangibles, (v) equity-based compensation, (vi) wire insulation shrinkback expenses, and (vii) wire insulation shrinkback litigation expenses. We define Adjusted Net Income as net income attributable to Shoals Technologies Group, Inc. plus (i) net income impact from assumed exchange of Class B common stock to Class A common stock as of the beginning of the earliest period presented, (ii) adjustment to the provision for income tax, (iii) amortization of intangibles, (iv) amortization / write-off of deferred financing costs, (v) equity-based compensation, (vi) wire insulation shrinkback expenses, and (vii) wire insulation shrinkback litigation expenses, all net of applicable income taxes. We define Adjusted Diluted EPS as Adjusted Net Income divided by the diluted weighted average shares of Class A common stock outstanding for the applicable period, which assumes the exchange of all outstanding Class B common stock for Class A common stock as of the beginning of the earliest period presented.

Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, GAAP. We present Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted Gross

Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS: (i) as factors in evaluating management’s performance when determining incentive compensation, as applicable; (ii) to evaluate the effectiveness of our business strategies; and (iii) because our credit agreement uses measures similar to Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS to measure our compliance with certain covenants.

Among other limitations, Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and may be calculated by other companies in our industry differently than we do or not at all, which may limit their usefulness as comparative measures.

Because of these limitations, Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. You should review the reconciliation of gross profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage, net income to Adjusted EBITDA, and net income attributable to Shoals Technologies Group, Inc. to Adjusted Net Income and Adjusted Diluted EPS below and not rely on any single financial measure to evaluate our business.

Shoals Technologies Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except shares and par value)

	June 30, 2024	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$3,189	$22,707
Accounts receivable, net	92,261	107,118
Unbilled receivables	17,015	40,136
Inventory, net	60,006	52,804
Other current assets	4,784	4,421
Total Current Assets	177,255	227,186
Property, plant and equipment, net	26,932	24,836
Goodwill	69,941	69,941
Other intangible assets, net	44,876	48,668
Deferred tax assets	461,676	468,195
Other assets	7,757	5,167
Total Assets	$788,437	$843,993

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$16,187	$14,396
Accrued expenses and other	9,683	22,907
Warranty liability—current portion	31,148	31,099
Deferred revenue	21,244	22,228
Long-term debt—current portion	—	2,000
Total Current Liabilities	78,262	92,630
Revolving line of credit	146,750	40,000
Long-term debt, less current portion	—	139,445
Warranty liability, less current portion	16,182	23,815
Other long-term liabilities	2,657	3,107
Total Liabilities	243,851	298,997
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.00001 par value - 5,000,000 shares authorized; none issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Class A common stock, $0.00001 par value - 1,000,000,000 shares authorized; 170,511,566 and 170,117,289 shares issued; 168,308,923 and 170,117,289 outstanding as of June 30, 2024 and December 31, 2023, respectively	2	2
Class B common stock, $0.00001 par value - 195,000,000 shares authorized; none issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	468,787	470,542
Treasury stock, at cost, 2,202,643 and zero shares as of June 30, 2024 and December 31, 2023, respectively	(15,231)	—
Retained earnings	91,028	74,452
Total stockholders' equity	544,586	544,996
Total Liabilities and Stockholders’ Equity	$788,437	$843,993

Shoals Technologies Group, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$99,249	$119,208	$190,056	$224,294
Cost of revenue	59,252	68,691	113,599	125,520
Gross profit	39,997	50,517	76,457	98,774
Operating expenses
General and administrative expenses	19,218	16,723	41,990	36,715
Depreciation and amortization	2,198	2,158	4,302	4,323
Total operating expenses	21,416	18,881	46,292	41,038
Income from operations	18,581	31,636	30,165	57,736
Interest expense, net	(3,063)	(6,505)	(7,425)	(12,501)
Income before income taxes	15,518	25,131	22,740	45,235
Income tax expense	(3,716)	(6,207)	(6,164)	(9,328)
Net income	11,802	18,924	16,576	35,907
Less: net income attributable to non-controlling interests	—	—	—	2,687
Net income attributable to Shoals Technologies Group, Inc.	$11,802	$18,924	$16,576	$33,220

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Earnings per share of Class A common stock:
Basic	$0.07	$0.11	$0.10	$0.21
Diluted	$0.07	$0.11	$0.10	$0.21
Weighted average shares of Class A common stock outstanding:
Basic	169,991	169,887	170,136	158,213
Diluted	170,100	170,241	170,252	158,694

Shoals Technologies Group, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2024	2023
Cash Flows from Operating Activities
Net income	$16,576	$35,907
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,181	5,092
Amortization/write off of deferred financing costs	2,781	692
Equity-based compensation	9,110	11,968
Provision for credit losses	—	296
Provision for obsolete or slow-moving inventory	466	3,140
Provision for warranty expense	1,394	9,386
Deferred taxes	6,519	8,953
Changes in assets and liabilities:
Accounts receivable	14,857	(46,820)
Unbilled receivables	23,121	(4,951)
Inventory	(7,668)	1,402
Other assets	(791)	(2,064)
Accounts payable	1,791	7,014
Accrued expenses and other	(13,674)	92
Warranty liability	(8,978)	(312)
Deferred revenue	(984)	8,039
Net Cash Provided by Operating Activities	50,701	37,834
Cash Flows from Investing Activities
Purchases of property, plant and equipment	(4,485)	(4,377)
Net Cash Used in Investing Activities	(4,485)	(4,377)
Cash Flows from Financing Activities
Distributions to non-controlling interests	—	(2,628)
Employee withholding taxes related to net settled equity awards	(865)	(3,576)
Payments on term loan facility	(143,750)	(1,000)
Proceeds from revolving credit facility	148,750	5,000
Repayments of revolving credit facility	(42,000)	(33,000)
Deferred financing costs	(2,638)	—
Repurchase of Class A common stock	(25,231)	—
Other	—	(1,159)
Net Cash Used in Financing Activities	(65,734)	(36,363)
Net Decrease in Cash and Cash Equivalents	(19,518)	(2,906)
Cash and Cash Equivalents—Beginning of Period	22,707	8,766
Cash and Cash Equivalents—End of Period	$3,189	$5,860

Shoals Technologies Group, Inc.
Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share (“EPS”) (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$99,249	$119,208	$190,056	$224,294
Cost of revenue	59,252	68,691	113,599	125,520
Gross profit	$39,997	$50,517	$76,457	$98,774
Gross profit percentage	40.3%	42.4%	40.2%	44.0%

Wire insulation shrinkback expenses(a)	$466	$9,488	$466	$11,494
Adjusted gross profit	$40,463	$60,005	$76,923	$110,268
Adjusted gross profit percentage	40.8%	50.3%	40.5%	49.2%

Reconciliation of Net Income to Adjusted EBITDA (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$11,802	$18,924	$16,576	$35,907
Interest expense, net	3,063	6,505	7,425	12,501
Income tax expense	3,716	6,207	6,164	9,328
Depreciation expense	1,283	565	2,389	1,049
Amortization of intangibles	1,896	2,021	3,792	4,043
Equity-based compensation	4,087	4,445	9,110	11,968
Wire insulation shrinkback expenses(a)	466	9,488	466	11,494
Wire insulation shrinkback litigation expenses(b)	1,372	—	2,221	—
Adjusted EBITDA	$27,685	$48,155	$48,143	$86,290

Reconciliation of Net Income Attributable to Shoals Technologies Group, Inc. to Adjusted Net Income (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024		2023
Net income attributable to Shoals Technologies Group, Inc.	$11,802	$18,924	$16,576		$33,220
Net income impact from assumed exchange of Class B common stock to Class A common stock (c)	—	—	—		2,687
Adjustment to the provision for income tax (d)	—	—	—		(653)
Tax effected net income	11,802	18,924	16,576	—	35,254
Amortization of intangibles	1,896	2,021	3,792		4,043
Amortization / write-off of deferred financing costs	155	342	2,781		692
Equity-based compensation	4,087	4,445	9,110		11,968

Shoals Technologies Group, Inc.
Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share (“EPS”) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Wire insulation shrinkback expenses(a)	466	9,488	466	11,494
Wire insulation shrinkback litigation expenses(b)	1,372	—	2,221	—
Tax impact of adjustments (e)	(1,970)	(4,041)	(4,501)	(6,908)
Adjusted Net Income	$17,808	$31,179	$30,445	$56,543
(a)    For the six months ended June 30, 2024, represents (i) $0.5 million of inventory write-downs of wire in connection with the identification, repair and replacement of a subset of wire harnesses presenting unacceptable levels of wire insulation shrinkback. For the six months ended June 30, 2023, represents (i) $8.9 million of wire insulation shrinkback warranty expenses related to the identification, repair and replacement of a subset of wire harnesses presenting unacceptable levels of wire insulation shrinkback, recorded during the three months ended June 30, 2023 and (ii) $2.6 million of inventory write-downs of defective wire in connection with the identification, repair and replacement of a subset of wire harnesses presenting unacceptable levels of wire insulation shrinkback, including $2.0 million and $0.6 million, respectively, recorded during the three months ended March 31, 2023 and June 30, 2023. We consider expenses incurred in connection with the identification, repair and replacement of the impacted wire harnesses distinct from normal, ongoing service identification, repair and replacement expenses that would be reflected under ongoing warranty expenses within the operation of our business, which we do not exclude from our non-GAAP measures. In the future, we also intend to exclude from our non-GAAP measures the benefit of liability releases, if any. We believe excluding expenses from these discrete liability events provides investors with a better view of the operating performance of our business and allows for comparability through periods. See Note 8 - Warranty Liability, in our condensed consolidated financial statements on Form 10-Q for more information.
(b)    For the three and six months ended June 30, 2024, represents $1.4 million and $2.2 million, respectively, of expenses incurred in connection with the lawsuit initiated by the Company against the supplier of the defective wire. We consider this litigation distinct from ordinary course legal matters given the expected magnitude of the expenses, the nature of the allegations in the Company’s complaint, the amount of damages sought, and the impact of the matter underlying the litigation on the Company’s financial results. In the future, we also intend to exclude from our non-GAAP measures the benefit of recovery, if any. We believe excluding expenses from these discrete litigation events provides investors with a better view of the operating performance of our business and allows for comparability through periods. See Note 13 - Commitments and Contingencies, in our condensed consolidated financial statements on Form 10-Q for more information.
(c)    Reflects net income to Class A common stock from assumed exchange of corresponding shares of our Class B common stock formerly held by our founder and management.
(d)    Shoals Technologies Group, Inc. is subject to U.S. Federal income taxes, in addition to state and local taxes. The adjustment to the provision for income tax reflects the effective tax rates below, and for the period prior to March 10, 2023, assumes Shoals Technologies Group, Inc. owned 100% of the units in Shoals Parent LLC.

Shoals Technologies Group, Inc.
Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share (“EPS”) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Statutory U.S. Federal income tax rate	21.0%	21.0%	21.0%	21.0%
Permanent adjustments	0.9%	0.5%	0.8%	0.4%
State and local taxes (net of federal benefit)	2.8%	3.3%	2.7%	3.1%
Effective income tax rate for Adjusted Net Income	24.7%	24.8%	24.5%	24.5%

(e)    Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.

Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Diluted weighted average shares of Class A common stock outstanding, excluding Class B common stock	170,100	170,241	170,252	158,694
Assumed exchange of Class B common stock to Class A common stock	—	—	—	11,491
Adjusted diluted weighted average shares outstanding	170,100	170,241	170,252	170,185

Adjusted Net Income	$17,808	$31,179	$30,445	$56,543
Adjusted Diluted EPS	$0.10	$0.18	$0.18	$0.33